Pricing Supplement Dated August 11, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.00%

Effective Dates:	8-11-2008 through	8-17-2008